EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of this 16 day of October, 2006 by and between Ignis Petroleum Corporation and Ignis Petroleum Group, Inc., (collectively referred to as "Company") and John M. Glynn (hereinafter referred to as "Employee").

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Company and Employee agree, as follows:

1. Employment. Company hereby employs Employee and Employee accepts employment by Company, subject to the terms and conditions set forth in this Agreement and subject to Company’s policies and procedures, to the extent the Company’s policies and procedures are not inconsistent with this Agreement, for the Employment Period (as defined below) stated herein.

2. Position. During the Employment Period, Employee will render services as Senior Vice President of Development and Operations with responsibility for evaluating, developing and operating new business opportunities. Employee shall report directly to the President and CEO of Company and serve on the Senior Management Team. A summary of the position and areas of responsibility is attached hereto as Exhibit A.

3. Employment Period or Term. Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by Company for a period of three years commencing on October 16, 2006 and ending on October 15, 2009 (the "Employment Period" or "Term"). The parties by mutual written agreement may renew this Agreement.

4. Duties. Employee’s duties are more particularly described in Exhibit A. In addition, Employee shall attend management and staff meetings with executive and supervisory personnel of Company, as required. Employee shall also perform such other duties reasonably requested by Company.

5. Compensation. Employee shall be provided with a base remuneration of cash, restricted common stock, bonus and non-bonus, and benefits as detailed in Exhibit B.

6. Termination of Employment. This Agreement and Employee's employment may be terminated at any time as follows:

(a) Resignation by Employee. In the event Employee resigns from Company, the Company shall not be obligated to provide a severance package other than those benefits provided as a matter of law. In the event Employee resigns from Company due to breach of this Agreement by Company and employee has given the Company written notice and a reasonable opportunity to cure such breach, Employee shall be entitled to the severance package described in paragraph 6(c) provided that Employee is not himself in breach of this Agreement or otherwise eligible to be terminated under section 6(b) of this Agreement;

(b) by the Company upon notice for Cause which shall be defined as:

(i)	Employee's willful failure, neglect, refusal, or nonperformance, at any time, of Employee's duties or obligations set forth in this Agreement or a willful breach by Employee of this Agreement;

(ii)
Employee's conviction or no contest or guilty plea to or indictment for (or its procedural equivalent) a felony or crime involving moral turpitude, or Employee's guilty plea or no contest plea to a lesser included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under federal, state or local law;

(iii)	Employee's death or disability;

(iv)	Employee's failure to adhere in any material respect to any material written policy of the Company;

(v)
Employee's appropriation (or attempted appropriation) of a material business opportunity of the Company or any of its affiliates, including, without limitation, attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(vi)
Employee's commission of an act of fraud, illegality, theft or willful misconduct toward the Company or any of its affiliates in the course of employment with the Company that relates to the Company's or any of its affiliates' assets, activities, operations or other employees;

(vii)	Employee's repeated intoxication with alcohol or drugs while on the Company's premises during regular business hours; or

(viii)
Employee's gross incompetence that has a material adverse impact on the Company's finances or operations or a pattern of gross incompetence of Employee, in each case as determined in good faith by the Board of Managers of the Company;

In the event Employee is terminated for Cause the Company shall pay Employee's salary and benefits through the date of such termination and Employee shall forfeit and have no right to any shares of stock compensation (bonus and non-bonus) otherwise scheduled to vest and be issued to Employee after the date Employee is terminated for Cause.

(c)
Company may terminate Employee's employment without Cause. The term “without Cause” shall be defined as any reason except those set out in subparagraph (b) of Section 6. In that event, Company shall provide Employee with a severance package. Employee's severance package shall include for a period of three months (or for one year if said termination without cause occurs within one year of a change-of-control of the Company (i) payment of Employee's salary; (ii) benefits grossed up for tax purposes; and (iii) the remaining (non-bonus) shares of Company stock compensation.

7. Confidential or Proprietary Information. During and after the Employment Period, Employee will not, without the prior written consent of Company, either directly or indirectly transmit or disclose to any person or entity any Confidential or Proprietary Information of Company and its affiliates which Employee hereby acknowledges he will obtain in the course of his employment hereunder. Employee will not disclose such Confidential or Proprietary Information to any other person or entity and will not use such Confidential or Proprietary Information for his own benefit or the benefit of any other person or entity. As used in this Agreement "Confidential or Proprietary Information" means any information not generally disclosed or known to the trade or public concerning business or operation of Company. Employee agrees to maintain all such information in confidence during Employee's employment with Company and following any termination of this Agreement or Employee's employment. Employee shall promptly return to a representative of Company all materials involving Confidential or Proprietary Information in the Employee's possession or control. The prior knowledge, mental impressions, and experience of Employee gained before employment with Company shall not be deemed Company’s Confidential or Proprietary Information.

8. Indemnification and Insurance. Company and Employee shall enter into an Indemnification Agreement in the form attached hereto as Exhibit C.

9.Dispute Resolution. The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee's employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Dallas, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, and to enforce an arbitration award. Each party shall pay 50% of the actual costs of arbitration excluding attorneys fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

10.  Miscellaneous.

(a)
Choice of Law: Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

(b)
Severability: Employee and Company agree that any provision of this Agreement deemed void, voidable, illegal, unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c)
Waiver: No waiver by Employee or Company of any default or breach of any covenant of this Agreement shall be deemed to be a waiver of any prior or subsequent default or breach of the same or other covenant of this Agreement, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(d)
Merger: This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement and any attached exhibits may not be changed, modified or amended in any respect except by a written instrument. To the extent the wording of this Agreement conflicts with any provision of Exhibits A & B, the wording of this Agreement shall control.

(e)
Counterparts: This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties' entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.

(f)	Headings: This Agreement contains headings for ease of reference. The headings have no independent meaning.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the date first written above.

Employee:	/s/ John M. Glynn
John M. Glynn

Date:	October 16, 2006

Company:	Ignis Petroleum Corporation

By: /s/ Michael P. Piazza

Its: President & CEO

Date:	October 16, 2006

Company:	Ignis Petroleum Group, Inc.

By: /s/ Michael P. Piazza

Its: President & CEO

Date:	October 16, 2006

EXHIBIT A

SENIOR VICE PRESIDENT OF DEVELOPMENT AND OPERATIONS

POSITION SUMMARY

—	Company Officer directly accountable for evaluating, developing and operating new opportunities and existing properties throughout the Company’s areas of business.

—	Key member of the senior management team who provides input on matters of technical, strategic and economic importance.

—	Expected to be knowledgeable and skilled in matters related to the engineering, operations, and evaluation of the companies’ properties and oil & gas opportunities.

PRIMARY AREAS OF RESPONSIBILITY

—	Build and motivate a team of engineers, operations personnel, and critical service contractors

—	Direct and oversee all aspects of the company’s engineering and production operations including contractor negotiation and performance monitoring

—	Maintain existing and establish new relationships with industry partners to create potentially new business opportunities

—	Play key role in property acquisitions including technical and economic evaluation, structuring and negotiating deals, due diligence, and “set-up” of new organizations

—	Identify and plan in-field development and cost-saving opportunities to drive value.

—	Track operating performance against plan and provide regular operational updates to Senior Management Team.

—	Maintain and create company’s participation in key business technical and operating groups and forums to provide representation

PROFESSIONAL REQUIREMENTS

—	BS degree in engineering

—	Technical, operating and business management experience in oil and gas production progressive leadership positions

—	Highly-respected in oil and gas sector with strong industry affiliations

EXHIBIT B

REMUNERATION AND BENEFITS

CASH COMPENSATION:

—	$150,000 per year (adjusted annually based on individual and Company performance)

STOCK COMPENSATION: Total award of up to 1,800,000 common shares of restricted stock over three years, granted in increments of 170,000 shares every six months (340,000 per year) and 260,000 in bonus shares each year. The bonus element will be based on both company and individual performance and will be subject to approval by the board’s compensation committee.

PAID TIME OFF: Up to four weeks earned vacation per year and ten business holidays.

MEDICAL INSURANCE: Company to pay for employee coverage per the Company plan (“contribution”) or to reimburse an amount up to the contribution for employee self-selected plan.

REIMBURSABLE EXPENSES: Reimbursed for reasonable and customary expenses incurred on behalf of and in furtherance of the business of the Company. Upon approval of such expenses Company shall promptly (within 30 days) provide reimbursement for such expenses.

CHANGE OF CONTROL: The Company would provide for cash severance equal to one-year of salary and advance of remaining restricted share balance upon change of control.

PERFORMANCE: The Company will conduct a formal performance at the end of each year of employment. The Company can decide to terminate this relationship should performance not meet expectations. In such case the Company would provide a severance of three months cash salary and provide the remaining (non-bonus) shares of Ignis stock compensation without any further obligation to the Company.

EMPLOYMENT AGREEMENT: The Company will enter into a more formal employment agreement upon acceptance of the offer and signature.